Exhibit 10(y)

Executive officer compensation arrangements

On February 21, 2005 the Compensation Committee (the “Committee”) of the Board of Directors of Compass Bancshares, Inc. (the “Company”) approved compensation arrangements of the Company’s chief executive officer and certain other executive officers expected to be named in the Company’s proxy statement for its 2006 annual meeting of shareholders as its four highest paid executive officers: D. Paul Jones, Jr., $975,000; Garrett R. Hegel, $450,000; James D. Barri, $410,000; Clayton D. Pledger, $345,000; G. Ray Stone, $345,000. The changes to base salaries were consistent with the description of how base salaries are set in the Committee’s report in the Company’s 2005 Proxy Statement dated March 18, 2005.